SERVICES AGREEMENT

This **SERVICES AGREEMENT** (the "Agreement") is made on 9/29/2023 (the "Effective Date"), by and between Inferenceframe, Inc., a Delaware corporation ("Consultant"), and C3 Bullion, Inc., headquarters located at 875 N. Michigan Ave. Suite 3100, Chicago, IL 60611, a Delaware corporation ("Company") (each, individually a "Party" and collectively the "Parties").

WHEREAS, Company wishes to retain Consultant to perform certain data science-driven services for Company.

WHEREAS, Company wishes to have the right to either purchase or license certain intellectual property developed by the Consultant as part of these services.

WHEREAS, Consultant represents and warrants that it has the skills and expertise to carry out such services and intellectual property development, on the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. ENGAGEMENT AND SERVICES

(a) Engagement. Company hereby engages Consultant to provide and perform data science driven services and advisory (the "Services") and Consultant hereby accepts the engagement. The Services will use Consultant's IP. For the purposes of this Agreement, "Consultant's IP" is specifically defined as organized data and a related AI-driven algorithmic system that is being developed and designed to produce the Deliverables, as defined below.

(b) Additional Projects. The Parties may from time to time agree to additional projects ("Additional Projects") beyond the scope of the Services described in this Agreement. Any such Additional Projects shall be agreed upon in writing by both Parties and shall be attached to this Agreement as an Amendment. Each Amendment shall explicitly outline the scope of the Additional Projects, define the new "Deliverables" to be provided and define the new "Consideration" for such Additional Projects. Each Amendment shall become a part of this Agreement upon execution by both Parties.

2. PROVISION OF SERVICES

All Services to be provided by Consultant shall be performed with promptness and diligence, in a workmanlike manner, and at a level of proficiency to be expected of a Consultant with the background and experience that Consultant has represented it has. Company shall provide such access to information and personnel as may be reasonably required in order to permit Consultant to perform the Services.

3. DELIVERABLES

Utilizing Consultant's IP, Consultant shall provide the following to Company (the "Deliverables"): Within one (1) month from the execution of this Agreement, rankings of gold mining companies in North America, Central America, and South America, from a reasonably large number of these companies, as to how likely they are to be candidates for Company as potential investments. The rankings will then update within reasonable timeframes for the remainder of this Engagement.

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Additionally, connected information will be made available to Company, within reason, about the ranked gold mining companies.

4. WARRANTY AND DISCLAIMER

Notwithstanding the foregoing, no warranty shall be given by Consultant as to the accuracy, quality, merchantability or fitness of purpose of the Services or the Deliverables and any such warranty is hereby disclaimed. Company acknowledges and agrees that the Services and the Deliverables will be provided to Company on an "as is" basis.

5. CONSIDERATION

(a) Initial Payment. In consideration for the Services provided by Consultant under this Agreement, Company agrees to pay Consultant a cash fee of $2,500 upon execution of this Agreement.

(b) Milestone Payment. An additional payment of $2,500 will be due one month from the date of execution of this Agreement, provided that the Deliverables have been satisfactorily provided by Consultant.

6. INVOICING AND PAYMENT

For all payments under this Agreement, Consultant will send an invoice to Company. Upon receipt of an invoice, Company shall make payment immediately, unless otherwise mutually agreed by the Parties. All payments shall be made in U.S. dollars.

7. INTELLECTUAL PROPERTY OWNERSHIP AND OPTION AGREEMENT

All Deliverables are and will remain the property of Company as "works made for hire" pursuant to 17 U.S.C. §101 and § 201(b) for which Company is deemed the author and copyright owner. Consultant will treat all Deliverables as Confidential Information (as defined in Section 15), notwithstanding Consultant's right to use Consultant's IP, in connection with products or render services provided to third parties, even if of the same nature as the Services, after the termination of this Agreement and in the event the Company does not exercise the "Option" (as defined below).

While the Company will own the Deliverables, it shall not assert any ownership rights in or to Consultant's IP, or seek to register any such work in its name or for its benefit, other than with respect to the Option.

"Option" refers to the Company's right, which it may choose to exercise at its discretion, to purchase or license, on an exclusive basis, the Consultant's IP. This right becomes available upon the execution of this Agreement. This right, however, is not indefinite and will expire six (6) months after the execution of this Agreement, meaning the Company must exercise its option to purchase or license the Consultant's IP within this six-month timeframe. Notably, this Option will survive the termination of this Agreement.

The Company will express this intention to exercise the Option in writing. If the Company chooses to purchase the Consultant's IP, the purchase price will be fifty thousand dollars ($50,000) (the "Purchase Price"). If the Company chooses to license the Consultant's IP, the license will be exclusive to the Company.

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The terms and conditions of the purchase or license, other than the Purchase Price and exclusivity, will be negotiated separately in good faith by the Parties and will be subject to a separate agreement. Until such agreement is executed, the Consultant's IP will remain as part of the Consultant's exclusive property. Provided the Company does purchase the Consultant's IP, the Consultant will provide a basic user interface to the Company that will make it possible for Company staff to use the Deliverables and associated tools constantly. Additionally, and provided Company does purchase the Consultant IP, the Consultant will provide to the Company all source code and any/all necessary information/components to operate the Consultant's IP tools, or improve the Deliverables and tools with Company staff and not be required to depend on Consultant unless it involves routine upgrades or maintenance.

8. ACKNOWLEDGMENT

The Consultant acknowledges and agrees that the Deliverables provided under this Agreement are confidential and proprietary to the Company. Notwithstanding the foregoing, the Consultant shall have the right to use the general nature and description of the work performed for the Company under this Agreement for its press releases, promotional materials, and its website, provided that such use does not disclose any Confidential Information as defined in Section 15 of this Agreement. Any such use shall be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld. The Consultant further agrees to revise any such materials as reasonably requested by the Company to maintain the confidentiality and proprietary nature of the Confidential Information.

9. TERM AND TERMINATION

This Agreement shall automatically terminate two (2) months from its execution. Notwithstanding the foregoing, the term of this Agreement may be extended, including to complete Additional Projects as outlined in section 1 (b), as may be mutually agreed to by the Parties in writing. Upon termination, all rights and obligations under this Agreement will automatically revert to their respective states prior to the execution of this Agreement, except for any continuing obligations or rights that are expressly set forth in this Agreement as surviving termination.

10. SURVIVAL

The rights and obligations contained in Sections 4 (Warranty and Disclaimer), 7 (Intellectual Property Ownership and Option Agreement), 11 (Indemnity), 15 (Non-Disclosure of Confidential Information), 18 (Severability), 19 (Waiver of Contractual Right), 20 (Governing Law), and 21 (Jurisdiction, Venue and Service of Process) will survive any termination or expiration of this Agreement.

11. INDEMNITY

Except as otherwise provided in this Agreement, Company shall indemnify, defend and hold harmless Consultant, its directors, officers, agents and Employees, of, from and against all claims, debts, liabilities, loss, damages, demands, penalties, costs, expenses, obligations, suits, proceedings and causes of action, including without limitation reasonable attorneys' fees, that may be suffered by or brought against Consultant or its directors, officers, agents or employees arising out of, based on or related to any one or more of: (i) injury to or the death of any person whomsoever; (ii) damage to or loss or destruction of any personal or real property; (iii) breach or alleged breach of Company's representations or warranties contained in this Agreement; (iv) any breach by Company of any provisions of this Agreement; and (v) fines, penalties, assessments or other exactions imposed by any authority having jurisdiction, by reason of Company's failure to comply with the requirements of the authorities having jurisdiction or the requirements

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of this Agreement, whether arising out of Company's performance or non-performance under this Agreement or out of any acts or omissions of Company.

12. INDEPENDENT CONSULTANT

Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between Consultant and Company. Each Party's personnel is not and may not be deemed to be employees of the other Party or joint employees. Each Party assumes full responsibility for the acts of its employees and for their supervision, daily direction and control. Each Party shall be equally responsible for the actions of any of its personnel. No Party is responsible for worker's compensation, disability benefits, unemployment insurance, withholding taxes, social security or any other taxes or benefits for the personnel of the other Party. This Agreement does not authorize Consultant to act for Company as its agent or to make commitments on behalf of Company.

13. COMPLIANCE WITH APPLICABLE LAW

The Services and Deliverables will comply with all applicable local, state, federal and other governmental laws, regulations and ordinances in each jurisdiction applicable to the Services, including without limitation any privacy laws.

14. NOTICES

All notices hereunder may be sent via DocuSign, USPS, First Class, postage prepaid, commercial courier, fax or e-mail. All notices to be sent hereunder shall be addressed and sent as follow:

If to Company:
Att. Christopher Werner
Address:
875 N. Michigan Ave.
Suite 3100
Chicago, IL 60611
Email: cwerner@c3bullion.com

If to Consultant:
Attn. Andrew Romero
Address:
1704 Llano St.
Ste. B-1174
Santa Fe, NM 87505
Email: andrew@inferenceframe.com

15. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Mutual Non-Disclosure of Confidential Information. Both Parties acknowledge that they may provide confidential information to each other for the purposes of performing their obligations under this Agreement (the "Purpose"). All such information furnished by either Party or its Representatives, whether furnished before or after the date hereof, whether oral, written, or recorded/electronic, and regardless of the manner in which it is furnished, is referred to in this Agreement as "Confidential Information."

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As used in this Agreement, (i) the term "Representative" means a Party's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons, and (ii) the term "person" shall be broadly interpreted to include, without limitation, any entity or individual.

Confidential Information shall include any and all written confidential and/or proprietary knowledge, data, information or materials related to the business and activities of either Party and/or its affiliates, parents and/or subsidiaries, clients, customers, suppliers and any other entities with such Party prepared by Representatives of either Party.

Notwithstanding, the term Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by either Party or its Representatives in violation of this Agreement, or (ii) is or becomes available to either Party on a non-confidential basis from a source other than the other Party or the other Party's Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information.

Both Parties agree (i) except as required by law, to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than its Representatives who are actively and directly participating in the evaluation of the Purpose or who otherwise need to know the Confidential Information for the purpose of evaluating the Purpose and (ii) not to use Confidential Information for any purpose other than in connection with the evaluation of the Purpose or the consummation of the Purpose in a manner that the other Party has approved. Both Parties agree to take reasonable steps to safeguard and protect the confidentiality of the Confidential Information. Neither Party will disclose the Confidential Information to any of its Representatives unless they have been informed by the Party of its confidential nature and they have agreed to act in accordance with the terms and conditions of this Agreement. Each Party will cause its Representatives to observe the terms of this Agreement, and each Party will be responsible for any breach of the terms of this Agreement by itself or its Representatives. Each Party retains the right, in its sole discretion, to determine whether to disclose its Confidential Information to the other Party, and disclosure of Confidential Information of any nature shall not obligate the disclosing Party to disclose any further Confidential Information.

(b) Use of Confidential Information. Both Parties agree that they and their Representatives will not knowingly, as a result of knowledge or information obtained from the Confidential Information or otherwise in connection with the Purpose, divert or attempt to divert any business or customer of the other Party.

(c) Notice of Disclosure. In the event that either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information or any other information concerning the other Party or the Purpose, the Party agrees that it will provide the other Party with prompt notice of such request or requirement in order to enable the other Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Party with respect to the other Party taking steps to resist or narrow the scope of such request or legal process, or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other Party waives compliance with the provisions hereof, the Party agrees to furnish only that portion of the Confidential Information which the Party is advised by counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, neither Party nor any of its Representatives will oppose action by the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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(d) Breach of Confidentiality. In the event of a breach or threatened breach by either Party of the provisions of this section, the non-breaching Party shall be entitled to an injunction restraining the breaching Party from disclosing, in whole or in part, the Confidential Information. Nothing herein shall be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the breaching Party.

16. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the Parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Agreement. This Agreement amends and restates the Prior Agreement in its entirety and supersedes any prior written or oral agreements between the Parties regarding the subject matter hereof.

17. EXECUTION OF AGREEMENT

The Parties accept that a signature collected in pdf-format or through other electronic means when so executed and delivered shall have the same legal force and effect as the exchange of official signatures and be sufficient to render the Agreement legally binding on the Parties. Such exchanged counterparts in pdf or any other suitable format shall be deemed to be an original and taken together shall constitute but one and same Agreement which upon request of a Party shall be followed by original hardcopies sent by regular mail. In any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

18. SEVERABILITY

If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

19. WAIVER OF CONTRACTUAL RIGHT

No failure or delay on the part of either Party in exercising any right, power, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any other rights, powers, or remedies, now or hereafter existing, at law or in equity or otherwise.

20. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of New Mexico, without regards to New Mexico choice of law provisions.

21. JURISDICTION, VENUE AND SERVICE OF PROCESS

Any legal action or proceeding with respect to this Agreement may be brought in the state or federal courts of Santa Fe, New Mexico. The Parties hereby accept for themselves and in respect to their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the

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aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CONSULTANT

INFERENCEFRAME, INC.
Name: Andrew Romero
Position: CEO
Date: 9/29/2023

Signature:

DocuSigned by:
Andrew Romero
E1EA6F8649AD40C...

COMPANY
C3 Bullion Inc.

Name: Christopher Werner
Position: Chairman and CEO
Date: 9/29/2023

Signature:

DocuSigned by:
Christopher Werner
07C60C41988E489...